EXHIBIT 99

Press Release	Source: Ecosphere Technologies, Inc.

Ecosphere Technologies to Recycle Water in the Barnett Shale
Tuesday, March 25, 8:00 am ET

Mobile Ecosphere Ozonix™ Systems Operate Cost Effectively, Quieter, and Cleaner Than Current Technologies

STUART, FL -- (MARKET WIRE) -- 03/25/08 -- Ecosphere Technologies, Inc. (OTCBB: ESPH), a diversified clean technology and water engineering services company announces today that it has completed its testing and evaluating of opportunities in the Barnett Shale formation in Texas. Some experts have suggested that the Barnett Shale may be the largest onshore natural gas field ever discovered in the United States.  The purpose of the extensive testing period was to evaluate how Ecosphere Technologies could apply its proven experience in mobile water filtration and its proprietary Ecosphere Ozonix TM process to natural gas exploration.

Mr. Dennis McGuire, CEO stated, “We have spent several months evaluating the various opportunities for Ecosphere to apply its mobile water filtration technology specifically for natural gas exploration in the Barnett Shale.  After testing our Ecosphere Ozonix™ process on produced waters, drilling fluids, and frac flow back waters, we have determined that we have an immediate opportunity to supply our mobile water filtration equipment and services to recycle the frac flow back water that energy companies need to recycle in the exploration of natural gas. We are finding that the energy companies operating in the Barnett Shale are taking a pro-active role in recycling the waters they use.”

Mr. McGuire further stated, “Approximately three million gallons of clean water are required to bring each gas well into production.  In the first three weeks of the frac process, approximately 30% of the water used to frac the well comes back to the surface and is called “frac flow back water”.  This frac flow back water is high in salts as well as hydrocarbons and needs to be treated so it can be recycled for re-use.  These frac waters are very similar to the oily salty waters the Company treated in the marine industry and the oily salty waters treated in Waveland, Mississippi after Hurricane Katrina. It’s a great opportunity to apply the technology that we have proven in other applications.”

Ecosphere’s CFO Adrian Goldfarb stated, “Our plan is to build mobile water treatment units featuring our Ecosphere Ozonix™ process that we intend to sell or offer as a service to the energy companies to clean frac flow back water at a per barrel fee.  It is a very flexible business model that allows the major energy companies to develop water recycling programs that fit their way of doing business.  Each Ecosphere Ozonix TM mobile recycling unit is designed to process 10,000 barrels per day (42 gallons per barrel) of frac flow back water.

Most importantly to Ecosphere, millions of barrels of clean water are required to drill each gas well and the lack of supply of (affordable) clean water in the Barnett Shale has created a major business opportunity.  The bottom line is that our Ozonix process helps conserve water, lower the cost of gas exploration, and everyone profits.”

Dr. Kent Moors, Senior Strategic Advisor to Ecosphere stated, “The Barnett Shale is an urban gas play that is right in the middle of Ft. Worth, Texas and 17 other surrounding counties. The major energy companies need specific equipment that allows them to go into these heavily populated neighborhoods to extract the gas with a minimal effect on the people and the environment. Ecosphere’s years of experience building high volume mobile water filtration systems that are quiet and cost effective to operate to recycle each barrel of water are invaluable for this immediate application of its technology.”

Dr. Moors also stated, “A recent study has estimated that there are 155 million barrels of water being used each year just in the Barnett Shale region to frac gas wells. Thirty percent of the water that flows back is a freshwater asset that needs to be preserved and recycled. That is 50 million barrels per year of frac flow back water that the energy companies are trying to recycle.  Ecosphere’s mobile, high volume, Ecosphere Ozonix™ process is ideally suited for this need and is much more cost effective than the high energy consuming steam distillation systems that are currently being used. What makes the Ecosphere Ozonix™ process so cost effective is that there is no heat required to steam off the salt water and hydrocarbons in the process. Steam distillation technologies require approximately five times more energy and costly chemicals to treat the level of frac flow back waters we are seeing in the Barnett Shale.”

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About Ecosphere Technologies

Ecosphere Technologies, Inc. (OTCBB: ESPH) is a diversified clean technology and services company dedicated to creating products that make life better. Ecosphere's mission is to identify, create and produce clean technologies that solve a significant industry challenge, improve the quality of life and the environment, and are economically viable. Ecosphere has an extensive portfolio of patented clean technologies that can be purchased and licensed for use in large-scale and sustainable applications across industries, nations and ecosystems. For more information, please visit: www.ecospheretech.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") including those relating to the roll-out of Ecosphere’s Ozonix™ technology. Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the performance ability of the initial units in the field. Further information on Ecosphere's risk factors is contained in its filings with the Securities and Exchange Commission, including the prospectus filed February 1, 2007, as supplemented, the Form 10-KSB for the year ended December 31, 2006 and the Form 10-QSB filed November 15, 2007. Ecosphere does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Contacts:

Investor Relations

Gerald Kieft or Ryan Audin

772-219-7525

Wall Street Resources, Inc.

EcosphereIR@wallstreetresources.net

www.wallstreetresources.net

Source:  Ecosphere Technologies, Inc.